October 15, 2012

To:	Octagon 88 Resources, Inc. Zeglistrasse 30, Englberg V86390 011-41-799-184471

Re:          Share Purchase Agreement

WHEREAS Zentrum Energie Trust AG (“Zentrum”) is the registered holder and beneficial owner of certain of the issued and outstanding shares in the capital of CEC North Star Energy Ltd. (“CEC North Star”);

AND WHEREAS Zentrum wishes to sell, and Octagon 88 Resources, Inc. (“Octagon 88”) wishes to purchase, the CEC North Star Shares (as hereinafter defined).

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties hereto, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

(a)	“Agreement” means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;

(b)
“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property transaction or event and all general principles of common law and equity;

(c)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Switzerland;

(d)	“Closing” has the meaning given to it in Section 5.1;

(e)	“Closing Date” has the meaning given to it in Section 5.1;

(f)	“CEC North Star Shares” means Three Million One Hundred Thousand (3,100,000) common shares in the capital stock of CEC North Star Energy Ltd;

(g)
“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

(h)
“Lien” means any mortgage, lien, charge, adverse claim, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind (and including, in the case of shares or other securities, shareholders agreements, voting trust agreements and similar arrangements);

(i)	“Octagon 88 Shares” has the meaning ascribed to it in Section 3.1;

(j)	“Parties” means all of the parties to this Agreement and “Party” means any one of them;

(k)	“Permits” means any licence, permit, approval, consent, operating authorities, certificate, registration or authorization issued by any Governmental Authority which is required under Applicable Law;

(l)
“Person” means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

(m)
“Required Approvals” means approvals, waivers, authorizations or consents by any Governmental Authority or other Person and declarations, filings or registrations with any Governmental Authority or other Person required in connection with the entering into and the performance of this Agreement;

(n)
“Tax” or “Taxes” includes all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu;

(o)	“Tax Act” means the Income Tax Act of Switzerland;

(p)	“Time of Closing” means 10:00 a.m. on the Closing Date; and

(q)	“written” includes printed, typewritten, faxed or otherwise capable of being visibly reproduced at the point of reception and “in writing” has a corresponding meaning.

1.2	Construction and Interpretation

The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience only, do not form a part of this Agreement and will not be used to affect the construction or interpretation of this Agreement. Unless otherwise specified:

(a)	each reference in this Agreement to “Section”, “Schedule” or “Recital” is to a Section of, or Recital to, this Agreement;

(b)	each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time;

(c)	words importing the singular include the plural and vice versa and words importing gender include all genders;

(d)	references to time of day or date mean the local time or date in Calgary, Alberta;

(e)	all references to amounts of money mean lawful currency of Canada; and

(f)	an accounting term has the meaning assigned to it, and all accounting matters will be determined, in accordance with GAAP consistently applied.

1.3	Business Day

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, or that other action is to be taken, on or as of the next day that is a Business Day.

1.4	Use of the Word “Including”

The word “including” when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word “including” or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

1.5	Time of Essence

Time is of the essence of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale covenant

On the basis of the warranties, representations and covenants of Zentrum in this Agreement and subject to the fulfilment of any condition that has not been waived by the Party entitled to the benefit thereof, Octagon 88 will purchase from Zentrum and Zentrum will sell the CEC North Star Shares to Octagon 88 at the Closing herein provided for on the terms and conditions set forth in this Agreement.

ARTICLE 3

PURCHASE PRICE AND CONDITIONS OF PURCHASE

3.1
In consideration of the CEC North Star Shares - Octagon 88 shall issue from treasury Fourteen Million (14,000,000) of Octagon 88’s common voting shares valued at $4.50 per share (the “Octagon 88 Shares”) to Zentrum  at the Closing.

3.2
Octagon 88 shall have reached an agreement with its controlling shareholder, Kenmore International S.A. for the delivery to Octagon 88 of a total of 31,942,000 restricted shares of common stock of Octagon88, which shares shall be returned to treasury immediately subsequent to the Closing (the “Kenmore Shares”).

3.3
Octagon 88 shall effect a forward split of its authorized and issued and outstanding shares of common stock on the basis of three for one (3-1) (the “Forward Split”) and shall submit such documents as may be required to effect the Forward Split to the requisite regulatory authorities.  Zentrum acknowledges that the Forward Split is subject to the   requirements of the Securities and Exchange Commission and the approval of FINRA.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Zentrum represents and warrants that:

(a)
Incorporation.  CEC North Star is a corporation duly incorporated, organized and existing under the Business Corporations Act (Alberta), is a valid and subsisting corporation in good standing with respect to filing of annual reports with the Alberta Corporate Registry;

(b)
Business Qualification.  CEC North Star carries on business only in Alberta and British Columbia, is duly qualified, licensed or registered in Alberta and British Columbia to carry on its business, does not carry on business or own or lease any assets in any other province or territory of Canada or in any other country and CEC North Star has the corporate power to own, lease and operate its property, carry on its business and perform its obligations, if any, under this Agreement;

(c)	Authorized and Issued Capital. The authorized capital of CEC North Star consists of:

(i)	an unlimited number of common voting shares;

(ii)	an unlimited number of common non-voting shares; and

(iii)	an unlimited number of preferred non-voting shares;

(d)
Valid Issuance and Transfer.  The CEC North Star Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of CEC North Star and have been issued in compliance with all Applicable Laws.  None of the CEC North Star Shares have been transferred by one person to another except in full compliance with all Applicable Laws, the constating documents and any other agreements applicable to CEC North Star;

(e)	Liens. The CEC North Star Shares are free and clear of all Liens;

(f)	Constating Documents. The articles and bylaws of CEC North Star have not been altered or amended since incorporation other than a name change;

(g)
Authority.  Zentrum has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Zentrum ;

(h)
No Conflict.  The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the articles and bylaws of Zentrum; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which CEC North Star is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Octagon 88 or any order of any Governmental Authority or any Applicable Law; and

(i)	Enforceability. This Agreement has been duly executed and delivered by Zentrum and is a legal, valid and binding obligation of CEC North Star, enforceable against Zentrum in accordance with its terms.

4.2	Octagon 88 represents and warrants that:

(a)
Incorporation.  Octagon 88 is a corporation duly incorporated, organized and existing under the State of Nevada, is a valid and subsisting corporation in good standing with respect to filing of annual reports;

(b)
Business Qualification.  Octagon 88 carries on business only in Nevada and Switzerland, is duly qualified, licensed or registered in Nevada to carry on its business, does not carry on business or own or lease any assets in  any other countries and Octagon 88 has the corporate power to own, lease and operate its property, carry on its business and perform its obligations, if any, under this Agreement;

(c)
Authorized and Issued Capital.  The authorized capital of Octagon 88 consists of a total of 400,000,000 shares of voting common stock, par value $0.0001 of which a total of 39,177,473 shares of voting common stock are issued and outstanding as fully paid and non-assessable shares.

(d)
Valid Issuance and Transfer.  The Octagon 88 Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Octagon 88 and have been issued in compliance with all Applicable Laws.  None of the Octagon 88 Shares have been transferred by one person to another except in full compliance with all Applicable Laws, the constating documents and any other agreements applicable to Octagon 88;

(e)	Liens. The Octagon 88 Shares are free and clear of all Liens;

(f)	Constating Documents. The articles and bylaws of Octagon 88 have not been altered since the original incorporation date of Octagon 88 on June 9, 2008;

(g)
Minute Books.  The minute books and corporate records of Octagon 88 contain complete and accurate minutes of all meetings and proceedings of the shareholders and directors of Octagon 88 since Octagon 88 has been carrying on the Business and the registers of transfers, shareholders and directors are complete and accurate in all material respects;

(h)	Permits. Octagon 88 holds all Permits required for carrying on its business;

(i)	Compliance with Laws. Octagon 88 is not in breach of any laws with effect on its business;

(j)
Authority.  Octagon 88 has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Octagon 88;

(k)
No Conflict.  The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the articles and bylaws of Octagon 88; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Octagon 88 is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Octagon 88 or any order of any Governmental Authority or any Applicable Law; and

(l)
Enforceability. This Agreement has been duly executed and delivered by Octagon 88 and is a legal, valid and binding obligation of Octagon 88, enforceable against Octagon 88 in accordance with its terms.

ARTICLE 5

CLOSING DATE

5.1
The closing date is, and the closing of the purchase and sale contemplated by this Agreement will take place at 1:00 p.m. on the day agreed to by the Parties but no later than October 31, 2012 (“Closing Date”) at the offices of Zentrum Energie Trust Zug Switzerland, or such earlier or later date or other place or on such trust conditions as the Parties hereto may agree in writing.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING

6.1
At the Closing Date Octagon 88 shall grant Zentrum the right to appoint 2 Directors to the Board of Directors of Octagon 88.  The existing members of the Board of Directors shall commit to vote with Zentrum nominees regarding the appointment of President and Chairman of the Board of Directors at the next Board Meeting after closing.

6.2	At the Closing Date Octagon 88 shall grant Zentrum the right to appoint the Chief Financial Officer (CFO) for Octagon 88.

6.3	Prior to the Closing Date, Octagon 88 shall obtain from Kenmore International S.A. a written agreement to return the Kenmore Shares to treasury.

6.4	Prior to the Closing Date, Octagon 88 shall submit to the requisite regulatory authorities all documents required to effect the Forward Split and shall confirm such action at the Closing Date.

6.5	Within 5 days of execution of this Agreement, Octagon 88 shall provide the following:

(a)	certified copy of a resolution of its Board of Directors approving this transaction and all matters related thereto; and

6.6           Within 5 days of execution of this Agreement Zentrum  shall provide the following:

(a)	certified copy of a resolution of its Board of Directors approving this transaction and all matters related thereto.

ARTICLE 7

CLOSING DOCUMENTS

7.1	At the Closing, Zentrum will deliver:

(a)	a certificate as to the accuracy as of the Closing Date of the representations and warranties of the Vendor set forth herein;

(b)	certified copies of resolutions of the directors of Zentrum ;

(c)
certified copies of resolutions of the director of CEC North Star authorizing the transfer of the shares and the registration of such shares in the name of Octagon 88 and authorizing the issue of new share certificates representing the Shares in the name of Octagon 88;

(d)	share certificates in the name of Zentrum representing the CEC North Star Shares duly endorsed for transfer and a duly executed share certificate in the name of Octagon 88 respecting such Shares; and

(e)	such other documents as Octagon 88 and Octagon 88’s legal counsel may reasonably request.

7.2	Octagon 88 will deliver:

(a)	a certificate as to the accuracy as of the Closing Date of the representations and warranties of Octagon 88 set forth herein;

(b)
certified copies of resolutions of the directors of Octagon 88 authorizing the execution and delivery of this Agreement and all other agreements and documents to be delivered pursuant hereto and the performance by Octagon 88 of its obligations hereunder;

(c)	share certificates in the name of Octagon 88 representing the Octagon 88 Shares duly endorsed for transfer and a duly executed share certificate in the name of Zentrum respecting such Shares; and

(d)	evidence of the 31,942,000 restricted shares of common stock of Octagon 88 duly executed by Kenmore International S.A. for cancellation and return to treasury; and

(e)	such other documents as Zentrum and Zentrum ’s legal counsel may reasonably request.

ARTICLE 8

COMMISSIONS, LEGAL FEES

Each of the Parties will bear the fees and disbursements of the respective lawyers, accountants and consultants engaged by them in connection with this Agreement.

ARTICLE 9

PUBLIC ANNOUNCEMENTS AND POST CLOSING CONFIDENTIALITY

Zentrum  shall be entitled to issue a press release or make any other public announcement on the Closing Date with respect to this Agreement or the transactions contemplated herein.  After the Closing, Octagon 88 will keep confidential all information in their possession or under their control relating to Zentrum  and its business unless such information is or becomes generally available to the public other than as a result of a disclosure by Octagon 88 in violation of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1
No Party will assign this Agreement, or any part of this Agreement, without the consent of the other Party, which consent may not be unreasonably withheld or delayed.  Any purported assignment without the required consent is not binding or enforceable against any Party.

10.2	This Agreement enures to the benefit of and binds the Parties and their respective successors, heirs, executors, administrators, personal and legal representatives and permitted assigns.

10.3
Each notice to a Party must be given in writing.  A notice may be given by delivery to an individual, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following party:

(a)	If to Zentrum :

	Name: .	Zentrum Energie Trust AG
	Address:	Hochwachtstrasse 4, Steinhausen, Ch. 6312
	Attention:	President
(b)	If to Octagon 88:

	Name:	Octagon 88 Resources Inc.
	Address:	Zeglistrasse 30, Englberg V86390
	Attention:	President

or to any other address, or individual that the party designates.  Any Notice:

(c)	if validly delivered, will be deemed to have been given when delivered;

(d)	if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

10.4
No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties except that any provision which does not give rights or benefits to particular Parties may be waived in writing, signed only by those Parties who have rights under, or hold the benefit of, the provision being waived if those Parties promptly send a copy of the executed waiver to all other Parties.  No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy.  No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

10.5
Before and after the Closing Date, each Party will execute and deliver promptly at the other Party’s expense and request all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

10.6
The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a Party of any right or remedy precludes or otherwise affect the exercise of any other right to which that Party may be entitled be entitled.

10.7
This Agreement and all documents contemplated by or delivered under in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all Parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

10.8	Any Party may deliver an executed copy of this Agreement by fax but that Party will immediately dispatch by delivery in person to the other Parties an originally copy of this Agreement.

10.9
No amendment, supplemental, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplemental, restatement or termination.

10.10	Each of the Parties irrevocably submits to the jurisdiction of the courts of Switzerland.

10.11
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreement, negotiations, discussions, undertaking, representations, warranties and understandings, whether or oral, express or implied statutory or otherwise.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first written above.

OCTAGON 88 RESOURCES, INC.
Per:	/s/ Feliciano Tighe

ZENTRUM ENERGIE TRUST AG
Per:	/s/Guido Hilekes